Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in USA Compression Partners, LP.  This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

Dated: February 21, 2014	USA COMPRESSION HOLDINGS, LLC

	By:	/s/ J. Gregory Holloway
	Name:	J. Gregory Holloway
	Title:	Vice President, Secretary and General Counsel

R/C IV USACP HOLDINGS, L.P.

	By:	/s/ Thomas J. Walker
	Name:	Thomas J. Walker
	Title:	Authorized Person

RIVERSTONE/CARLYLE ENERGY PARTNERS IV, L.P.
By R/C Energy GP IV, LLC, its general partner

	By:	/s/ Thomas J. Walker
	Name:	Thomas J. Walker
	Title:	Authorized Person

R/C ENERGY GP IV, LLC

	By:	/s/ Thomas J. Walker
	Name:	Thomas J. Walker
	Title:	Authorized Person

Schedule 13D — Exhibit 99.1